Exhibit 10.13
                                                                   -------------

                       Amendment to Employment Agreement
               Between U.S. Gold Corporation and William F. Pass

The Employment Agreement dated January 1, 1994 as Amended effective June 1, 1995 (the "Employment Agreement") between U.S. Gold Corporation, a Colorado corporation (the "Employer") and William F, Pass (the Employee) is hereby amended effective as of July 21, 1998.

Whereas, for good and valuable consideration, the receipt and adequacy of which are acknowledged, Employer and Employee hereby agree to Amend the Employment Agreement as follows:

A. Section 4.1.4 Termination by the Employee is amended as follows:

The existing first sentence of this Section which reads "Upon the occurrence of any of the following events this Agreement may be terminated by the Employee" is deleted and replaced with:

"Upon the occurrence of any of the following events this Agreement may be terminated by the Employee, provided that the Employee is not provided continued employment for a guaranteed minimum of an additional three (3) years after the subject event with responsibilities, compensation and other business terms equal to or more favorable to the Employee than as provided in this Agreement."

B. Subsection 4.1.4(v) shall be stricken and removed from the Employment Agreement.

Except as specifically set forth in this Amendment, all provisions of the Employment Agreement remain in full force and effect.

IN WITNESS WHEREFOF, Employer and Employee have executed this Amendment effective as of the date first set forth above.

EMPLOYER

U.S. Gold Corporation, a Colorado corporation
By:  /s/ William W. Reid, President and Chief Executive Officer

EMPLOYEE

/s/  William F. Pass